Exhibit 10.5

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO IF PUBLICLY DISCLOSED.

LICENSE PURCHASE AGREEMENT

by and between

T-MOBILE USA, INC.

and

DISH NETWORK CORPORATION

Dated as of July 1, 2020

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS1

ARTICLE 2 PURCHASE AND SALE OF LICENSES6

Section 2.1 Purchase and Sale of Seller Licenses6

Section 2.2 No Assumption of Liabilities6

Section 2.3 Closing7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER7

Section 3.1 Organization and Qualification8

Section 3.2 Power and Authority8

Section 3.3 Enforceability8

Section 3.4 Non-Contravention8

Section 3.5 Seller Licenses9

Section 3.6 Litigation10

Section 3.7 Build-Out Requirements11

Section 3.8 No Brokers11

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER11

Section 4.1 Organization11

Section 4.2 Power and Authority11

Section 4.3 Enforceability11

Section 4.4 Non-Contravention12

Section 4.5 Litigation12

Section 4.6 Qualification12

Section 4.7 Acknowledgements regarding Build-Out Requirements12

Section 4.8 No Brokers13

ARTICLE 5 COVENANTS AND OTHER AGREEMENTS13

Section 5.1 Covenants of Purchaser and Seller Pending the Closing13

Section 5.2 Lease-Back Option13

Section 5.3 Confidentiality13

Section 5.4 Compliance with Law; Compliance with Licenses; Non-Solicitation14

Section 5.5 Governmental Filings15

Section 5.6 Financing16

Section 5.7 Rebanding16

Section 5.8 Termination of Liens and other Arrangements17

Section 5.9 Updated Disclosure Schedules17

ARTICLE 6 CONDITIONS TO CLOSING18

Section 6.1 Conditions to the Obligations of Purchaser18

Section 6.2 Conditions to the Obligations of Seller18

ARTICLE 7 TERMINATION19

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Section 7.1 Termination19

ARTICLE 8 SURVIVAL AND INDEMNIFICATION21

Section 8.1 Survival21

Section 8.2 General Indemnification Obligation21

Section 8.3 Limitations22

Section 8.4 Indemnification Procedures22

Section 8.5 Treatment of Payments24

Section 8.6 Effect of Investigation24

Section 8.7 Exclusive Remedy24

ARTICLE 9 MISCELLANEOUS25

Section 9.1 Assignment25

Section 9.2 Further Assurances25

Section 9.3 Entire Agreement; Amendment25

Section 9.4 Waiver26

Section 9.5 Notices26

Section 9.6 Governing Law27

Section 9.7 Waiver of Jury Trial27

Section 9.8 Submission to Jurisdiction27

Section 9.9 Specific Performance28

Section 9.10 Bulk Transfer Laws28

Section 9.11 No Benefit to Others28

Section 9.12 Headings, Gender, “Person,” and “including”29

Section 9.13 Severability29

Section 9.14 Counterparts, Facsimile and Electronic Signatures29

Section 9.15 Expenses29

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LICENSE purchasE AGREEMENT

THIS LICENSE PURCHASE AGREEMENT (“Agreement”), dated as of July 1, 2020 (the “Effective Date”), is entered into by and between (i) T-Mobile USA, Inc., a Delaware corporation (“Seller”), and (ii) DISH Network Corporation, a Nevada corporation (“Purchaser”). Seller and Purchaser are each a “Party,” and collectively are the “Parties.”

WHEREAS, as of the Effective Date, the Parties consummated the transactions under the Asset Purchase Agreement;

WHEREAS, an Affiliate of the Seller holds the 800 MHz licenses granted by the FCC that are identified in Schedule A (collectively, the “Seller Licenses”); and

WHEREAS, Seller wishes to sell, and Purchaser wishes to purchase, the Seller Licenses, as permitted pursuant to 47 C.F.R. § 1.948, in the manner and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise; provided, however, that none of SoftBank Group Corp., Deutsche Telekom AG and their respective Affiliates (as defined without giving effect to this proviso), other than the Subsidiaries of Sprint and the Subsidiaries of TMUS, shall be deemed to be an Affiliate of Seller or any of its Subsidiaries.

“Agreed Amount” has the meaning set forth in Section 8.4(d).

“Agreement” means this Agreement and all Exhibits and Schedules hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of July 26, 2019, by and among T-Mobile US, Inc. (“TMUS”), Sprint Corporation (“Sprint”) and Purchaser (as amended, amended and restated or otherwise modified from time to time).

“Assigned Specified Lease” has the meaning set forth in Section 5.8.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of April 29, 2018, by and among T-Mobile US, Inc., Sprint Corporation and the other parties thereto (as amended, amended and restated or otherwise modified from time to time).

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for business in the county of New York, State of New York.

“Claim Notice” means a written notification which contains (a) a description of the Losses incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Losses, to the extent then known and (b) a statement of the provisions under the Agreement upon which such claim is based.

“Claimed Amount” means the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party (to the extent then known).

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended.

“Controlling Party” means the Party controlling the defense of any Third Party Claim.

“Deductible Amount” has the meaning set forth in Section 8.3(a).

“Disclosure Schedule” has the meaning set forth in the preamble to ARTICLE 3.

“DOJ” means the United States Department of Justice.

“Effective Date” has the meaning set forth in the preamble.

“Excluded Rebanding Activities” means any Rebanding activities related to the reconfiguring and retuning of 800 MHz frequencies that are outside of the frequency bands licensed under the Seller Licenses; provided that Excluded Rebanding Activities shall not include any Rebanding activities that, if not completed prior to the Closing, Purchaser would be legally responsible for completing after the Closing.

“FCC” means the United States Federal Communications Commission or any successor entity thereto.

“FCC Applications” has the meaning set forth in Section 5.5(a).

“FCC Consents” means the requisite consents of the FCC to permit the consummation of the transactions contemplated hereby, including (i) the assignment by Seller to Purchaser of the Seller Licenses, and (ii) if Seller timely exercises the Lease-Back Option, the entry by the Parties (or their Affiliates, as applicable) into the Spectrum Lease. These consents shall have been granted and be in full force and effect, provided that this condition will be satisfied by the approval of the full FCC, a bureau of the FCC or division or subdivision thereof taken under delegated authority, which approval is in full force and effect, is not subject to reconsideration, has not been stayed by a bureau of the FCC, division or subdivision thereof, the FCC or a court of competent jurisdiction.

“FCC Order” means an official action or order taken or issued by the FCC or any of its bureaus or offices through written order, decision, memorandum, public notice or letter.

“FCC Rules” means the rules, regulations, orders and written policies of the FCC.

“Filing Deadline” means the third anniversary of the Merger Closing Date.

“Financing” has the meaning set forth in Section 5.6.

“FTC” means the United States Federal Trade Commission.

“Governmental Authority” means a federal, state or local court, legislature, governmental agency, commission or regulatory or administrative authority or instrumentality.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“HSR Notice” has the meaning set forth in Section 5.5(b).

“Indemnified Party” has the meaning set forth in Section 8.2(a).

“Indemnifying Party” has the meaning set forth in Section 8.2(a).

“Law” means applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied, issued or followed by any Governmental Authority.

“Lease-Back Option” has the meaning set forth in Section 5.2.

“Liabilities” means any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, of any kind or nature whatsoever, whether fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, contingent or otherwise.

“Licensing Subsidiary” means a direct or indirect Subsidiary of Seller that holds one or more Seller Licenses.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, easement, conditional sales contract, reversionary interest, transfer restriction (other than transfer restrictions arising or routinely imposed under the Communications Act or the FCC Rules), right of first refusal, voting trust agreement, preemptive right, or other adverse claim, defect of title or other encumbrance of any kind, whether voluntary or imposed by applicable

Law, and any agreement to give any of the foregoing in respect of such asset. For the avoidance of doubt, “Lien” shall not include any conditions or restrictions imposed on the Seller Licenses by the FCC or the FCC Rules.

“Loss” means any loss (including diminution in value), Liability, claim, damage, expense (including reasonable legal fees and expenses or other professional fees and expenses), court cost, amount paid in settlement, other expense associated with enforcing any right hereunder, expense for investigation and ongoing monitoring and remediation expense; provided, however, that “Loss” shall not include any punitive, indirect, consequential, special or incidental damages (except (x) to the extent of awarded to a Third Party in a Third Party Claim or (y) any indirect, consequential, special or incidental damages that are a reasonably foreseeable consequence of a breach hereunder).

“Material Adverse Effect” means an event, development, circumstance, change or effect that, individually or in the aggregate, materially impairs: (i) the Seller Licenses (taken as a whole), (ii) the ability of the holder thereof to use the Seller Licenses, or (iii) the ability of Seller to consummate the transactions contemplated by this Agreement.

“Merger Closing Date” means April 1, 2020, the date the transactions under the Business Combination Agreement were consummated.

“Non-Controlling Party” means the Party not controlling the defense of any Third Party Claim.

“Outside Date” has the meaning set forth in Section 7.1(a).

“Party” and “Parties” have the meanings set forth in the preamble.

“Person” has the meaning set forth in Section 9.12.

“Proceedings” has the meaning set forth in Section 9.8.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Sections 4.1, 4.2, 4.3 and 4.8.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.2(b).

“Rebanding” means the process that Sprint Corporation has been undertaking to reconfigure and retune the 800 MHz frequency band as required by the FCC in its proceeding Improving Public Safety Communications in the 800 MHz Band, WT Docket No. 02-55 and related dockets.

“Representatives” means, in relation to any Party, the directors, officers, employees, agents, professional advisers, attorneys, financial advisors, accountants and consultants of such

Party and its Affiliates (and with regard to Seller, of SoftBank Group Corp., Deutsche Telekom AG and their respective Affiliates and Representatives).

“Response” has the meaning set forth in Section 8.4(d).

“Seller” has the meaning set forth in the preamble.

“Seller Fundamental Representations” means the representations and warranties set forth in Sections 3.1, 3.2, 3.3 and 3.8.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2(c).

“Seller Licenses” has the meaning set forth in the recitals.

“Specified BEAs” has the meaning set forth in Section 5.2.

“Specified Leases” has the meaning set forth in Section 5.8.

“Spectrum Lease” means a Long-Term De Facto Transfer Lease Agreement in substantially the form attached hereto as Exhibit C.

“Sprint” has the meaning set forth in the preamble.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

“Termination Fee” has the meaning set forth in the Section 7.1(c)

“Third Party” means, with respect to any specified Person, any other Person who is not an Affiliate of such specified Person (other than Governmental Authority).

“Third Party Claim” means any Proceeding by a Person other than Purchaser or Seller for which indemnification may be sought by an Indemnified Party under ARTICLE 8.

“Transaction Documents” means this Agreement, the Spectrum Lease (if applicable), and all other agreements, documents and instruments required to be delivered by any Party or its designee to any other Party or its designee in accordance with the provisions of this Agreement.

“Updated Disclosure Schedule” has the meaning set forth in Section 5.9.

ARTICLE 2
PURCHASE AND SALE OF LICENSES
Section 2.1	Purchase and Sale of Seller Licenses
(a)Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to, or to cause the Licensing Subsidiaries to, sell, convey, transfer, deliver and assign to Purchaser at the Closing, and Purchaser hereby agrees to purchase from Seller and the Licensing Subsidiaries at the Closing, all right, title and interest of Seller and the Licensing Subsidiaries in and to the Seller Licenses, free and clear of all Liens (but subject to the Specified Leases, to the extent that any remain in effect as of the Closing), in exchange for the payment by Purchaser of $3,589,738,864 (the “Purchase Price”); provided, that, in the event that the Rebanding has not been completed prior to the Closing (other than in respect of Excluded Rebanding Activities), the Purchase Price shall be reduced to $3,517,944,087 and Seller shall promptly reimburse Purchaser for its reasonable, documented, out of pocket costs and expenses incurred in the relocation of Seller Licenses and the licenses of other incumbent 800 MHz licensees that are needed to complete the Rebanding (for the avoidance of doubt, neither the failure to complete non-technical administrative tasks relating to the Rebanding that will not interfere with Purchaser’s use and enjoyment of the wireless spectrum covered by the Seller Licenses (such as delivery of invoices or proof of payment, or reconciling contracts of Seller and its Affiliates), nor the failure to complete or obtain any required regulatory or administrative processes or determinations (such as the need to obtain a certification or order of completion by the FCC or other Governmental Authority) so long as all technical Rebanding work (other than Excluded Rebanding Activities) has been completed, shall be considered a failure to complete the Rebanding); provided further, that Purchaser is not prevented from using the Seller Licenses as of the Closing and does not have to perform any Rebanding or incur any costs or expenses related to the Rebanding.
(b)At the Closing, Purchaser shall pay the Purchase Price to Seller by wire transfer of immediately available funds to such account(s) as Seller shall designate no later than three Business Days prior to the Closing Date.
(c)Following the Closing, nothing contained herein or in any Transaction Document (other than the Spectrum Lease) shall restrict the Purchaser’s right to use and deploy the spectrum granted by the FCC pursuant to the Seller Licenses in whatever manner it chooses (subject to the rights of the lessees under the Assigned Specified Leases).
Section 2.2	No Assumption of Liabilities

THIS IS A PURCHASE AND SALE OF ASSETS AND PURCHASER SHALL NOT ASSUME, BE BOUND BY OR BE RESPONSIBLE OR LIABLE FOR, OR BE DEEMED TO HAVE ASSUMED, BECOME BOUND BY OR RESPONSIBLE OR LIABLE FOR, UNDER THIS AGREEMENT OR BY REASON OF THE TRANSACTIONS CONTEMPLATED HEREBY, ANY LIABILITIES OF SELLER OR ANY OTHER PERSON OF ANY KIND OR NATURE, KNOWN OR UNKNOWN, CONTINGENT OR OTHERWISE, that existed, arose, were incurred, or otherwise pertain to actions events or circumstances occurring or existing prior to the closing WITH RESPECT TO THE SELLER LICENSES. PURCHASER SHALL BE LIABLE FOR ALL LIABILITIES ARISING FROM AND AFTER THE CLOSING OUT OF OR RELATING TO

THE OWNERSHIP, OPERATION OR USE OF THE SELLER LICENSES OR THE ASSIGNED SPECIFIED LEASES (IF ANY).

Section 2.3	Closing
(a)Unless this Agreement shall have been earlier terminated in accordance with the provisions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be consummated via electronic transmission and funds transfer on the date that is five Business Days after the satisfaction or waiver of the conditions set forth in ARTICLE 6 (except those conditions that by their nature will be satisfied at the Closing), or at such other time or place as may be agreed upon in writing by Purchaser and Seller; provided that in no event shall the Closing occur earlier than the third anniversary of the Merger Closing Date. The date of the Closing is referred to herein as the “Closing Date”.
(b)Subject to the terms and conditions hereof, at the Closing, Seller shall, and shall cause the Licensing Subsidiaries to, execute and deliver to Purchaser: (i) an instrument of assignment and assumption of license in the form attached hereto as Exhibit A, executed by Seller or the applicable Licensing Subsidiary; (ii) with respect to each Specified Lease that is in effect as of the Closing (if any) an instrument of assignment and assumption of lease in the form attached hereto as Exhibit B, executed by the Subsidiary of Seller party thereto; (iii) such other reasonable instruments (if any) as shall be necessary and effective to transfer, convey and assign to, and vest in, Purchaser all of the right, title and interest of Seller and the Licensing Subsidiaries in and to the Seller Licenses, free and clear of all Liens (but subject to the Specified Leases, to the extent that any remain in effect as of the Closing); (iv) the closing certificates and other documents required to be delivered by Seller pursuant to this Agreement; and (v) if Seller timely exercises the Lease-Back Option, the Spectrum Lease in substantially the form attached hereto as Exhibit C, executed by Seller or an Affiliate thereof.
(c)Subject to the terms and conditions hereof, at the Closing, Purchaser shall execute and deliver to Seller: (i) an instrument of assignment and assumption of license in the form attached hereto as Exhibit A, executed by Purchaser; (ii) with respect to each Specified Lease that is in effect as of the Closing (if any) an instrument of assignment and assumption of lease in the form attached hereto as Exhibit B, executed by Purchaser; (iii) the closing certificates and other documents required to be delivered by Purchaser pursuant to this Agreement; and (iv) if Seller timely exercises the Lease-Back Option, the Spectrum Lease in substantially the form attached hereto as Exhibit C, executed by Purchaser.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules delivered by Seller to Purchaser immediately prior to the execution of this Agreement (the “Disclosure Schedule”) (it being agreed that disclosure of any item in any Section or subsection of a Disclosure Schedule shall apply only to the corresponding Section or subsection of this Agreement and to any other Section or subsection of this Agreement to the extent that the relevance of such item is reasonably apparent on its face in the Disclosure Schedules), Seller hereby represents and warrants to Purchaser as of the Effective Date and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) that the following statements are true and correct:

Section 3.1	Organization and Qualification

Seller and each Licensing Subsidiary is duly organized and validly existing under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority or governmental approvals would not impair Seller’s or such Licensing Subsidiary’s ability to sell, convey, transfer, deliver and assign its right, title and interest in and to the Seller Licenses, free and clear of all Liens (but subject to the Assigned Specified Leases, if any), on the terms contemplated hereby.

Section 3.2	Power and Authority

Seller has all requisite corporate or similar power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by Seller of this Agreement and all the other Transaction Documents required to be executed and delivered by Seller in accordance with the provisions of this Agreement have been duly authorized by all necessary corporate or similar action on the part of Seller. This Agreement has been, and the other Transaction Documents to which Seller is a party have been, or will be, duly executed and delivered by Seller.

Section 3.3	Enforceability

This Agreement constitutes, and the other Transaction Documents to which Seller is a party constitute or will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws affecting creditors’ rights generally and by general principles of equity.

Section 3.4	Non-Contravention

Subject to the receipt of the FCC Consents, compliance with any applicable requirements of the HSR Act and the giving of any post-Closing notifications required by the FCC or state Governmental Authorities, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party do not and will not violate or conflict with or result in a default or the breach of any term, condition or provision of, or require the consent of any other Person or give any Person any right of termination, amendment, acceleration or cancellation under, (i) any Law to which Seller or any of the Seller Licenses is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that is applicable to Seller or any of the Seller Licenses, (iii) the articles of incorporation, certificate of formation, bylaws or similar organizational documents of Seller, (iv) any material mortgage, indenture, agreement, contract, commitment, lease, plan, license or other instrument, document or understanding, oral or written, to which Seller is a party or subject or by which any of the Seller Licenses may be bound or affected, or (v) any of the Seller Licenses or result in the creation of a Lien on any of the Seller Licenses.

Section 3.5	Seller Licenses
(a)Each of the Seller Licenses has been validly issued, is in full force and effect, is validly held by Seller or a Licensing Subsidiary and is free and clear of conditions or restrictions, other than those routinely imposed in conjunction with FCC licenses of a similar type or conditions imposed by the FCC with respect to the Rebanding. Each of the Seller Licenses is free and clear of all Liens, other than (i) any Liens in respect of indebtedness for borrowed money (which Liens by their express terms shall be automatically released at the Closing upon payment of the Purchase Price as contemplated hereunder); or (ii) any leases or other arrangements with any Affiliates of Seller or other third parties (which, other than the Specified Leases, shall be terminated at or prior to the Closing). At the Closing, upon payment of the Purchase Price as contemplated hereunder, each of the Seller Licenses will be free and clear of all Liens (but will remain subject to the Assigned Specified Leases, if any).
(b)Except for any leases or other arrangements with any Affiliates of Seller or other third parties (which, other than the Specified Leases, shall be terminated at or prior to the Closing), none of the spectrum covered by the Seller Licenses is subject to any lease or other agreement or arrangement with any third party, including any agreement giving any third party any right to use such spectrum. With respect to each Assigned Specified Lease (if any), none of Seller, any of its Affiliates or, to the actual knowledge of Seller, any other party thereto is in material breach or violation of, or default under, such Assigned Specified Lease.
(c)There are no existing applications, petitions to deny or complaints or proceedings pending or, to Seller’s knowledge, threatened, before the FCC or other Governmental Authority relating to any of the Seller Licenses or which otherwise, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, other than proceedings affecting the wireless telecommunications industry or 800 MHz licenses or licensees generally. No Governmental Authority has, to Seller’s knowledge, threatened to terminate or suspend any of the Seller Licenses, and there are no third party claims of any kind that have been asserted with respect to any of the Seller Licenses that, if successful, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither Seller nor any of the Licensing Subsidiaries is material violation or default, and has not received any notice of any claim of material violation or default, of any Law or regulation of any Governmental Authority with respect to any of the Seller Licenses. No event has occurred with respect to any of the Seller Licenses that permits, or after notice or lapse of time or both would permit, revocation or termination thereof or that would reasonably be expected to result in any material violation or default, claim of material violation or default of any Law or regulation of any Governmental Authority with respect to any Seller License or material impairment of the rights of the holder of such Seller License.
(d)Each Seller License is held solely by Seller or a Licensing Subsidiary. As of the Effective Date, no shareholder, officer, employee or former employee of Seller or any Affiliate thereof, or any other Person, holds or has any proprietary, financial or other interest (direct or indirect) in, or any authority to use, or any other right or claim in or to, any of the Seller Licenses, other than any Liens, leases or other arrangements that (other than in the case of the Specified Leases) will be terminated at or prior to the Closing (as provided above). At the Closing, upon payment of the Purchase Price as contemplated hereunder, no shareholder, officer, employee or former employee of Seller or any Affiliate thereof, or any other Person, holds or has any proprietary, financial or other interest (direct or indirect) in, or any authority to use, or any other right or claim in or to, any of the Seller Licenses, other than pursuant to the Assigned Specified Leases, if any.
(e)No amounts (including installment payments consisting of principal and/or interest or late payment fees) are due to the FCC or the United States Department of the Treasury in respect of the Seller Licenses, and none of the Seller Licenses was acquired with bidding credits. The consummation of the transactions contemplated hereunder will not cause the FCC to impose any penalties on Seller under the FCC’s WT Docket No. 02-55 or related proceedings. The consummation of the transactions contemplated hereunder will not cause the FCC to impose any trafficking or unjust enrichment penalties pursuant to 47 C.F.R. §1.2111.
(f)Seller has no reason to believe that any of the Seller Licenses will not be renewed in the ordinary course. None of the Seller Licenses will be adversely affected by the consummation of the transactions contemplated hereby. Seller is not aware of any basis for any application, action, petition, objection or other pleading, or for any proceeding with the FCC or any other Governmental Authority, that (i) questions or contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, any Seller License, (ii) seeks the imposition of any materially adverse modification or amendment with respect to any Seller License, (iii) seeks the payment of a material fine, sanction, penalty, damages or contribution in connection with the use of any Seller License, or (iv) in any other way would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, other than proceedings affecting the wireless communications industry or 800 MHz licenses or licensees generally.
(g)There are no material liabilities of Seller or any Affiliate thereof (whether matured or unmatured, direct or indirect, or absolute, contingent or otherwise), whether related to, associated with, or attached to, any Seller License or otherwise to which Purchaser or any of its Affiliates will be subject from and after the Closing as a result of the consummation of the transactions contemplated hereby (other than liabilities arising from and after the Closing under the Assigned Specified Leases, if any).
(h)With respect to each Seller License, (i) all material documents required to be filed at any time by Seller and its Affiliates with the FCC with respect to such Seller License have been filed or the time period for such filing has not lapsed, and (ii) all such documents filed since the date that such Seller License was first issued or transferred to Seller or any Affiliate thereof were correct in all material respects at the time of filing.
(i)Seller and each Affiliate thereof is in compliance with all Laws applicable to the Seller Licenses to which any of them is subject, except where any such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 3.6	Litigation

Except for proceedings affecting the wireless communications industry generally or 800 MHz licenses or licensees generally, no litigation, arbitration, investigation or other proceeding of or before any Governmental Authority or arbitrator is pending or, to Seller’s knowledge, threatened against Seller or any Affiliate thereof that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or that seeks to enjoin this Agreement or the transactions contemplated hereby or otherwise prevent Seller from performing its obligations under this Agreement or consummating the transactions contemplated hereby. Neither Seller nor any Affiliate thereof is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority or arbitrator that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.7	Build-Out Requirements

Seller and its Affiliates are not in breach or otherwise in violation of any build-out or continuance of service requirements under the FCC rules relating to any Seller License.

Section 3.8	No Brokers

Seller and its agents and Affiliates have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the transactions contemplated hereby for which Purchaser or any Affiliate thereof could become liable or obligated.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the Effective Date and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) that the following statements are true and correct:

Section 4.1	Organization

Purchaser is duly organized and validly existing under the laws of the jurisdiction of its organization.

Section 4.2	Power and Authority

Purchaser has all requisite corporate or similar power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by Purchaser of this Agreement and all the other Transaction Documents required to be executed and delivered by Purchaser in accordance with the provisions of this Agreement have been duly authorized by all necessary corporate or similar action on the part of Purchaser. This Agreement has been, and the other Transaction Documents to which Purchaser is a party have been, or will be, duly executed and delivered by Purchaser.

Section 4.3	Enforceability

This Agreement constitutes, and the other Transaction Documents to which Purchaser is a party constitute or will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.4	Non-Contravention

Subject to the receipt of the FCC Consents, compliance with any applicable requirements of the HSR Act and the giving of any post-Closing notifications required by the FCC or state Governmental Authorities, the execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party do not and will not violate or conflict with or result in a default or the breach of any term, condition or provision of, or require the consent of any other Person or give any Person any right of termination, amendment, acceleration or cancellation under, (i) any Law to which Purchaser is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that is applicable to Purchaser, (iii) the articles of incorporation, certificate of formation, bylaws or similar organizational documents of Purchaser, or (iv) any material mortgage, indenture, agreement, contract, commitment, lease, plan, license or other instrument, document or understanding, oral or written, to which Purchaser is a party or subject.

Section 4.5	Litigation

Except for proceedings affecting the wireless communications industry generally, no litigation, arbitration, investigation or other proceeding of or before any Governmental Authority or arbitrator is pending or, to Purchaser’s knowledge, threatened against Purchaser or any Affiliate thereof that seeks to enjoin this Agreement or the transactions contemplated hereby or otherwise prevent Purchaser from performing its obligations under this Agreement or consummating the transactions contemplated hereby. Neither Purchaser nor any Affiliate thereof is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority or arbitrator that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

Section 4.6	Qualification

Purchaser is fully qualified under the Communications Act and the FCC Rules (i) to hold and receive FCC licenses generally, (ii) to hold and receive the Seller Licenses, and the consummation of the transactions contemplated hereby will not cause Purchaser or such Affiliate to be ineligible to hold any Seller License, and (iii) to be approved as the assignee of the Seller Licenses. Purchaser is in compliance with Section 310(b) of the Communications Act of 1934, as amended, and all FCC Rules promulgated thereunder with respect to alien ownership.

Section 4.7	Acknowledgements regarding Build-Out Requirements

Purchaser acknowledges that it is aware of the continuance of service requirements under the FCC Rules with respect to the Seller Licenses, and that satisfaction of those requirements will be Purchaser’s responsibility following the Closing, without prejudice to any right of indemnification Purchaser may have pursuant to ARTICLE 8 by reason of any breach of Seller’s representations and warranties.

Section 4.8	No Brokers

Purchaser and its agents and Affiliates have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the transactions contemplated hereby for which Seller or any Affiliate thereof could become liable or obligated.

ARTICLE 5
COVENANTS AND OTHER AGREEMENTS
Section 5.1	Covenants of Purchaser and Seller Pending the Closing

Subject to the terms of this Agreement, from the date hereof until the Closing, each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable and consistent with applicable Law to carry out all of their respective obligations under this Agreement and to consummate the transactions contemplated hereunder as contemplated herein as soon as reasonably practicable after the Filing Deadline.

Section 5.2	Lease-Back Option

Seller shall have the right, exercisable by giving written notice to Purchaser by no later than the second anniversary of the Merger Closing Date of Seller’s irrevocable commitment to exercise such option, to lease back 2x2 MHz of spectrum nationwide under the Seller Licenses (subject to the proviso below with respect to the Specified BEAs) for a two-year term commencing on the Closing Date on the terms set forth in the Spectrum Lease (the “Lease-Back Option”). Such leased spectrum in each service area shall be contiguous 2x2 MHz as configured as of the Effective Date unless otherwise mutually agreed by the Parties; provided that the leased spectrum shall be 1.525x1.525 MHz (or such greater amount (up to 2x2 MHz) as is reasonably required to operate one CDMA carrier for the applicable service area) with respect to the Seller Licenses for each of the BEAs listed on Schedule 5.2 attached hereto (the “Specified BEAs”). Within six months of the Effective Date, Seller shall provide Purchaser with the configuration of the leased spectrum as of the Effective Date in each service area. In the event that Seller timely exercises the Lease-Back Option, Seller (or an Affiliate thereof designated by Seller) and Purchaser shall execute and deliver the Spectrum Lease at the Closing.

Section 5.3	Confidentiality

Each Party shall keep confidential the existence and terms of this Agreement; except: (i) as required by applicable Law (including FCC Rules) or the rules of any relevant stock exchange or by order or decree of a Governmental Authority having jurisdiction over such Party; provided that the disclosing Party provides the other Party reasonable opportunity to review and comment in advance on such disclosure, (ii) in connection with such Party’s enforcement of any rights it may have at law or in equity, (iii) that each Party may disclose the existence and terms of this Agreement on a “need-to-know” basis to its and its Affiliates’ Representatives who may be assisting such Party in connection with the transactions contemplated hereby and agree to be bound by the terms of this Section 5.3 as if they were parties hereto (or are otherwise subject to substantially similar confidentiality obligations or undertakings) (and such Party shall be liable for any breach by any such Person of such non-disclosure obligations), (iv) with the express prior written approval of the other Party, or (v) after such information has become available to the general public without breach of this Agreement by the disclosing Party or its Affiliates or its or their respective Representatives.

Section 5.4	Compliance with Law; Compliance with Licenses; Non-Solicitation
(a)Compliance with Law. From the date hereof until the Closing, Seller shall comply in all material respects with the Seller Licenses and all applicable Laws to the extent that they relate to any of the Seller Licenses.
(b)Compliance with Licenses. From the date hereof until the Closing: (i) Seller shall, and shall cause its Affiliates to, use their respective reasonable best efforts to maintain the validity of the Seller Licenses and to ensure that the Seller Licenses remain in full force and effect in the ordinary course consistent with past practice, and (ii) Seller shall not, and shall cause its Affiliates not to, engage in any transaction or take any action or omit to take any action that would reasonably be expected to adversely affect the validity of the Seller Licenses. Without limiting the foregoing, Seller shall not, nor permit the Licensing Subsidiaries to, seek the modification of any Seller Licenses without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed); provided that only prior written notice to Purchaser (rather than prior written consent) shall be required for modifications in the ordinary course of business consistent with Seller’s past practice.
(c)Non-Solicitation. Prior to the earlier to occur of the Closing or any termination of this Agreement in accordance with the provisions of Section 7.1, Seller shall not, and shall not permit the Licensing Subsidiaries to, (i) directly or indirectly sell, transfer, assign or otherwise dispose of any of the Seller Licenses or offer to or enter into any agreement, arrangement or understanding to, directly or indirectly sell, transfer, assign or otherwise dispose of any of the Seller Licenses (other than to a direct or indirect Subsidiary of Seller); provided that, for the avoidance of doubt, Seller and the Licensing Subsidiaries shall be permitted to enter into or continue any leases with any Affiliates of Seller or other third parties so long as such leases (other than the Specified Leases) either expire by their express terms no later than three months prior to the Filing Deadline or are freely terminable by Seller and its Licensing Subsidiaries (as applicable) and are actually terminated no later than three months prior to the Filing Deadline; and provided further that, Seller and the Licensing Subsidiaries shall be permitted to freely incur or permit to exist any Lien on any or all of the Seller Licenses that secures indebtedness for borrowed money so long as such Liens by their express terms will be automatically released at the Closing upon payment of the Purchase Price as contemplated hereunder, or (ii) take or refrain from taking any action that would reasonably be expected to materially impair the Seller Licenses (taken as a whole) or subject the Seller Licenses to forfeiture or cancellation by the FCC.
(d)Notice of Certain Events. Each Party shall promptly notify the other in writing of any action, suit or proceeding that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. No disclosure by either Party pursuant to this Section 5.4(d), however, shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation by such Party herein, unless the other Party shall have expressly so agreed in writing.

Section 5.5	Governmental Filings
(a)The Parties shall prepare and file with the FCC all applications and notifications necessary to obtain the FCC Consents (the “FCC Applications”) by no later than the Filing Deadline; provided, that the FCC Applications shall not be filed more than 30 days prior to the Filing Deadline unless the Parties mutually agree to file the FCC Applications earlier. The Parties shall cooperate in the diligent submission of any additional information requested by the FCC with respect to the FCC Applications, and (subject to Section 5.5(d)) will use (and cause their respective Affiliates to use) their respective reasonable best efforts to take all such actions and do or cause to be done all things, necessary, appropriate or advisable to obtain the FCC Consents as soon as reasonably practicable after the Filing Deadline.
(b)Prior to the Filing Deadline, the Parties shall prepare and file with the FTC and the DOJ the notifications required pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, including any documents required to be filed in connection therewith (the “HSR Notice”). The HSR Notice shall specifically request early termination of the waiting period prescribed by the HSR Act. The Parties shall cooperate in the diligent submission of any supplemental information requested by the FTC or the DOJ with respect to the HSR Notice.
(c)Each Party shall, and shall cause its Affiliates to, cooperate with the other Party in connection with the making of all filings and the obtaining of all approvals referred to in this Section 5.5, including by (i) providing copies of all such filings and attachments to the non-filing Party, (ii) furnishing all information required for all such filings, (iii) promptly keeping the other Party informed in all material respects of any material communication received by such Party from, or given by such Party to, any Governmental Authority relating to the approval of the transactions contemplated hereby and of any material communication received or given regarding any proceeding by a private party relating to the approval of the transactions contemplated hereby by any Governmental Authority, and (iv) permitting the other Party to review any material communication delivered to, and consulting with the other Party in advance of any meeting or conference with, any Governmental Authority relating to the transactions contemplated hereby or regarding any proceeding by a private party relating to the approval of the transactions contemplated hereby by any Governmental Authority. Notwithstanding the foregoing, either Party may, as it deems necessary, appropriate or advisable, designate any competitively sensitive material provided to the other Party under this Section 5.5 as “outside counsel only.” Such materials and information contained therein shall be given only to the outside legal counsel of the recipient Party, and the recipient Party shall cause such outside counsel not to disclose such materials or information to any Representatives of the recipient Party or its Affiliates, unless express written permission is obtained in advance from the disclosing Party. To the extent practicable under the circumstances, neither Party shall participate in any meeting or discussion expected to address substantive matters related to the transactions contemplated hereby, either in person or by telephone, with any Governmental Authority regarding the proposed transactions unless, to the extent not prohibited by such Governmental Authority, it gives the other Party the opportunity to attend and observe. The Parties shall advise each other promptly in respect of any understandings, undertakings or agreements (oral or written) that either of them proposes to make or enter into with the FTC, the DOJ, the FCC or any other Governmental Authority regarding the transactions contemplated hereby. To the extent that confidential information of either Party is required to be filed with any

Governmental Authority, the Party submitting such information shall, prior to such disclosure, (A) notify the Party whose confidential information is to be disclosed, and (B) together with the Party whose information is to be disclosed, seek and use commercially reasonable efforts to secure confidential treatment of such information pursuant to the applicable protective order or other confidentiality procedures of such Governmental Authority.
(d)Notwithstanding anything to the contrary set forth in this Agreement or otherwise, the Parties agree that their respective obligations under this Section 5.5 shall not include any obligation on the part of either Party or their Affiliates to: (i) commit to or effect, by consent decree, hold separate orders, trust or otherwise, the sale or disposition of any assets or businesses or any other structural or conduct relief with respect to its future operations as may be required to be divested or undertaken in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any action, suit or proceeding that would otherwise have the effect of preventing, delaying or limiting the consummation of the transactions contemplated hereby, (ii) litigate or otherwise pursue any claims against any objections asserted by any Governmental Authority with respect to the consummation of the transactions contemplated hereby, or (iii) contest, resist or seek to have vacated, lifted, reversed or overturned any decree, order, judgment, injunction, temporary restraining order or other order in any action, suit or proceeding that would otherwise have the effect of preventing, delaying or limiting the consummation of the transactions contemplated hereby.
Section 5.6	Financing
(a)Purchaser shall have sufficient funds available to it at the Closing to satisfy the payment of the Purchase Price in full. In the event that Purchaser would need to arrange or obtain any financing in order to have sufficient funds available to it at the Closing to satisfy the payment of the Purchase Price in full (the “Financing”), Purchaser shall use, and shall cause its Affiliates to use, its and their commercially reasonable efforts to ensure that the Financing is available at the Closing. Purchaser shall keep Seller informed in reasonable detail of the status of its efforts to arrange any Financing.
(b)Purchaser understands and acknowledges that under the terms of this Agreement, Purchaser’s obligation to consummate the transactions hereunder is not in any way contingent upon or otherwise subject to Purchaser’s consummation of any financing arrangements, Purchaser’s obtaining of any financing or the availability, grant, provision or extension of any financing to Purchaser. For the avoidance of doubt, if any such financing has not been obtained, Purchaser shall continue to be obligated, until such time as this Agreement is terminated in accordance with its terms and subject to the satisfaction or waiver of the conditions set forth in ARTICLE 6, to consummate the transactions contemplated by this Agreement.
Section 5.7	Rebanding

Seller shall, and shall cause its Affiliates to, use reasonable best efforts to complete the Rebanding within two and a half years after the Merger Closing Date. If the Rebanding is not completed within two and a half years after the Merger Closing Date, Seller shall promptly share with Purchaser any and all information reasonably necessary to facilitate completion of the Rebanding or reasonably requested by Purchaser in furtherance of completion of the Rebanding.

For the avoidance of doubt, the obligations of Seller under this Section 5.7 shall not apply to any Excluded Rebanding Activities.

Section 5.8Termination of Liens and other Arrangements.

Seller shall, and shall cause its Affiliates to, terminate at or prior to the Closing, (i) subject to the payment of the Purchase Price as contemplated hereunder, all Liens on the Seller Licenses, and (ii) all leases (other than the Specified Leases) or other arrangements with any Affiliates of Seller or other third parties to which the spectrum covered by the Seller Licenses is subject, including any agreement giving any third party any right to use such spectrum after the Closing (but for the avoidance of doubt excluding the Spectrum Lease). Seller shall, and shall cause its Affiliates to, use reasonable best efforts to terminate the spectrum leases set forth on Schedule 5.8 (the “Specified Leases”) at or prior to the Closing. In the event that any Specified Leases have not been terminated and remain in effect as of the Closing, each such remaining Specified Lease shall be assigned to and assumed by Purchaser at the Closing (each such Specified Lease, an “Assigned Specified Lease”). In the event that Seller may provide notice under a Specified Lease in order to prevent such Specified Lease from being renewed or extended for a period extending beyond the Closing Date, Seller shall, and shall cause its Affiliates to, use reasonable best efforts to timely provide such notice as soon as permitted under such Specified Lease.

Section 5.9Updated Disclosure Schedules.

Seller shall have the right (but not the obligation), no later than five Business Days prior to the Closing Date, to deliver an updated Disclosure Schedule to Purchaser (an “Updated Disclosure Schedule”). Any additional disclosures provided in such Updated Disclosure Schedule that were not set forth in the Disclosure Schedule delivered by Seller to Purchaser on the Effective Date shall be deemed to have qualified the representations and warranties made by Seller as of the Closing Date (and to cure any inaccuracy in such representations and warranties as of the Closing Date that would otherwise have existed) and be taken into account solely for the purpose of determining whether the representations or warranties made by the Seller in ARTICLE 3 are true and correct as of the Closing (and, for the avoidance of doubt, not as of the Effective Date) for purposes of Seller’s indemnity pursuant to ARTICLE 8 and, for the avoidance of doubt, shall not be taken into account for the purpose of determining whether the condition to the Closing set forth in Section 6.1(b) has been satisfied. The right to deliver an Updated Disclosure Schedule shall be at Seller’s sole discretion, and the failure of Seller to deliver an Updated Disclosure Schedule hereunder (or to otherwise notify Purchaser in the event a representation or warranty made by Seller hereunder is or becomes untrue) shall not constitute a breach of this Agreement or give rise to any Liability of Seller (other than pursuant to the indemnity obligations set forth in ARTICLE 8 in the event of an inaccuracy of the representations and warranties made by Seller in ARTICLE 3).

ARTICLE 6
CONDITIONS TO CLOSING
Section 6.1	Conditions to the Obligations of Purchaser

The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless waived in writing by Purchaser:

(a)The FCC Consents shall have been obtained by one or more FCC Orders, free of any conditions that, individually or in the aggregate, are materially adverse to the business of Purchaser and its Affiliates or that would reasonably be expected to materially impair the Seller Licenses (taken as a whole), except for conditions on any Seller License that are generally applicable to 800 MHz licenses or licensees.
(b)The representations and warranties of Seller contained in ARTICLE 3 shall be true and correct in all material respects (without giving effect to any qualifications or limitations therein as to materiality or Material Adverse Effect) as of the Effective Date and as of the Closing Date as if made on such date (except that representations and warranties that are made as of a specific date need to be so true and correct in all material respects only as of such date).
(c)Seller shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by it prior to or at the Closing.
(d)Purchaser shall have received at the Closing a certificate signed by an executive officer of Seller to the effect that such executive officer has read Section 6.1(b) and Section 6.1(c) and the conditions set forth therein have been satisfied as of the Closing Date.
(e)No Law or award, order, writ, decree, injunction or judgment by any arbitrator or Governmental Authority shall be in effect that enjoins or prohibits the consummation of the transactions contemplated hereby.
(f)Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.
(g)Except as permitted by the Spectrum Lease (if the Lease-Back Option has been timely exercised by Seller) and except for the lease of spectrum under the Assigned Specified Leases (if any), Seller and its Subsidiaries shall have discontinued all of their respective operations on and uses of the spectrum covered by the Seller Licenses.
(h)Purchaser shall have received at the Closing each of the deliveries set forth in Section 2.3(b) required to be delivered to Purchaser.
Section 6.2	Conditions to the Obligations of Seller

The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless waived in writing by Seller:

(a)The FCC Consents shall have been obtained by one or more FCC Orders, free of any conditions that, individually or in the aggregate, are materially adverse to the business of Seller and its Affiliates.
(b)The representations and warranties of Purchaser contained in ARTICLE 4 shall be true and correct in all material respects (without giving effect to any qualifications or limitations therein as to materiality) as of the Effective Date and as of the Closing Date as if made on such date (except that representations and warranties that are made as of a specific date need to be so true and correct in all material respects only as of such date).
(c)Purchaser shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by it prior to or at the Closing.
(d)Seller shall have received at the Closing a certificate signed by an executive officer of Purchaser to the effect that such executive officer has read Section 6.2(b) and Section 6.2(c) and the conditions set forth therein have been satisfied as of the Closing Date.
(e)No Law or award, order, writ, decree, injunction or judgment by any arbitrator or Governmental Authority shall be in effect that enjoins or prohibits the consummation of the transactions contemplated hereby.
(f)Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.
(g)Seller shall have received at the Closing each of the deliveries set forth in Section 2.3(c) required to be delivered to Seller.
ARTICLE 7
TERMINATION
Section 7.1	Termination
(a)This Agreement may be terminated, and the transactions contemplated hereunder abandoned, without any further obligation of any Party (except as set forth herein) at any time prior to the Closing Date as follows:
(i)by mutual written consent of the Parties;
(ii)by either Party if the Closing does not occur by the first anniversary of the Filing Deadline (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(a)(ii) shall not be available to either Party if such Party’s failure to comply with its obligations under this Agreement has materially contributed to the failure of the Closing to occur before the Outside Date;
(iii)by Seller, if Purchaser fails to consummate the transactions contemplated by this Agreement within five Business Days after the satisfaction or waiver of the conditions set forth in ARTICLE 6 (except those conditions that by their nature will be satisfied at the Closing) and as required by Section 2.3 or by such later time for the Closing Date as may be agreed upon in writing by Purchaser and Seller;

(iv)by Purchaser, if (x) Seller fails to consummate the transactions contemplated by this Agreement within five Business Days after the satisfaction or waiver of the conditions set forth in ARTICLE 6 and as required by Section 2.3 (except those conditions that by their nature will be satisfied at the Closing) or by such later time for the Closing Date as may be agreed upon in writing by Purchaser and Seller, and (y) a court of competent jurisdiction has determined by final, non-appealable order or decree that the remedy of specific performance is not available to Purchaser to specifically enforce the consummation of the transactions contemplated hereunder;
(v)by either Party upon any other material breach by the other Party of its obligations under this Agreement; provided that the breaching Party has not cured such breach within 30 days following written notice of such breach and that the terminating Party is not otherwise in breach of its obligations under this Agreement which has prevented or would prevent the satisfaction of any condition for the benefit of the breaching party set forth in ARTICLE 6 (for the avoidance of doubt, if a Party is ready and willing to file the FCC Applications on the Filing Deadline subject only to the substantially concurrent filing of the FCC Applications required by the other Party, the Party ready and willing to so file the FCC Applications shall not be deemed to be in breach of its obligations under this Agreement and the other Party (if not so ready and willing) shall be deemed to be in material breach of Section 5.5(a) and the Party ready and willing to file the FCC Applications may terminate this Agreement if such material breach is not cured within 30 days following written notice of such breach);
(vi)by either Party if the consummation of the transactions contemplated hereby shall be prohibited by a final, non-appealable order, decree or injunction of a court of competent jurisdiction; or
(vii)by Purchaser in the event that Seller opts to deliver an Updated Disclosure Schedule pursuant to Section 5.9.
(b)In the event of the termination of this Agreement, this Agreement shall become void and have no effect, and, subject to Section 7.1(c) and Section 7.1(d), neither Party shall have any Liability or further obligation to the other Party in respect of this Agreement, except that this ARTICLE 7 and ARTICLE 9 shall survive termination of this Agreement (it being understood that the survival of Section 9.15 shall not preclude a Party’s expenses from being included in damages for a breach of this Agreement by the other Party).
(c)In the event that Seller terminates this Agreement pursuant to Section 7.1(a)(iii) or Section 7.1(a)(v), or either Party terminates this Agreement pursuant to Section 7.1(a)(ii), at a time when Seller could have terminated this Agreement pursuant to Section 7.1(a)(iii) or Section 7.1(a)(v), then, in any such case, Purchaser shall pay to Seller a termination fee of $71,794,777 in cash (the “Termination Fee”), which shall be paid by Purchaser to Seller by wire transfer of immediately available funds within three Business Days after such termination of this Agreement. Notwithstanding any other provision of this Agreement, including Section 9.9, prior to the Closing, payment of the Termination Fee shall be the sole and exclusive remedy of Seller and its Affiliates against Purchaser and its Affiliates with respect to the transactions contemplated by this Agreement, including for any breach by Purchaser of its obligations hereunder, and Seller and its Affiliates hereby forfeit any right to bring an action prior to the

Closing to specifically enforce Purchaser’s obligations under this Agreement, including Purchaser’s obligation to consummate the transactions contemplated hereunder. The Termination Fee shall be considered liquidated damages (and not a penalty) for any and all Losses suffered or incurred by Seller in connection with this Agreement.
(d)The sole and exclusive remedy of Purchaser in the event that Seller fails to consummate the transactions contemplated hereunder when required by this Agreement shall be an action for specific performance in accordance with Section 9.9; provided, that if a court of competent jurisdiction has determined by final, non-appealable order or decree that the remedy of specific performance is not available to Purchaser to specifically enforce the consummation of the transactions contemplated hereunder, then following termination of this Agreement in circumstances when the Termination Fee is not payable, Purchaser shall be entitled as its sole and exclusive remedy to seek damages against Seller for any uncured material breach of this Agreement by Seller that occurred prior to such termination, up to a maximum amount of damages of $71,794,777 in the aggregate.
(e)The Parties acknowledge and agree that in the event the FCC Applications are filed and the FCC fails to approve the transactions contemplated hereby, neither Party shall have any liability to the other Party hereunder, except as expressly provided in Section 7.1(c) or Section 7.1(d) above.
(f)The Parties acknowledge that the agreements set forth in this ARTICLE 7 are an integral part of the transactions contemplated by this Agreement and that, without these agreements the Parties would not enter into this Agreement.
ARTICLE 8
SURVIVAL AND INDEMNIFICATION
Section 8.1	Survival

All representations and warranties made by the Parties in this Agreement shall survive for a period lasting 18 months after the Closing and shall expire at such time, except for the Purchaser Fundamental Representations and the Seller Fundamental Representations which shall survive for a period lasting three years after the Closing and then expire at such time. All covenants and agreements set forth herein which by their terms contemplate actions or impose obligations prior to or at the Closing shall survive the Closing for eighteen (18) months from the Closing Date and then expire. All covenants and agreements set forth herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. Any claim by a Party based upon breach of any representation, warranty, covenant or agreement must be submitted to the other Party prior to the expiration of such survival period.

Section 8.2	General Indemnification Obligation
(a)From and after the Closing, each Party (the “Indemnifying Party”) agrees to indemnify and hold harmless the other Party and its Affiliates, and its and their respective Representatives, successors and assigns (each, an “Indemnified Party”), against and in respect of any and all Losses incurred or suffered by any Indemnified Party, that result from, relate to or arise out of (i) any inaccuracy in any representation or warranty made by the Indemnifying Party in this Agreement as of the date hereof or the Closing Date (except to the extent such representation or warranty speaks as of a particular date, in which case such inaccuracy shall be determined as of such particular date) and (ii) any breach or failure by the Indemnifying Party to perform any of the covenants or agreements made by the Indemnifying Party in this Agreement.
(b)From and after the Closing, Seller as Indemnifying Party agrees to indemnify and hold harmless Purchaser and its Affiliates, and Purchaser’s and its Affiliates’ respective Representatives, successors and assigns, as Indemnified Parties (collectively, “Purchaser Indemnified Parties”), against and in respect of any and all Losses incurred or suffered by any such Indemnified Party that result from, relate to or arise out of: (i) any claims by third parties arising out of, in connection with or relating to the ownership or operation of the Seller Licenses by Seller and its Affiliates prior to the Closing Date, or (ii) all Liabilities arising out of, in connection with or relating to any Assigned Specified Lease prior to the Closing Date.
(c)From and after the Closing, Purchaser as Indemnifying Party agrees to indemnify and hold harmless Seller and its Affiliates, and Seller’s and its Affiliates’ respective Representatives, successors and assigns, as Indemnified Parties (collectively, “Seller Indemnified Parties”), against and in respect of any and all Losses incurred or suffered by any such Indemnified Party that result from, relate to or arise out of: (i) any claims by third parties arising out of, in connection with or relating to the ownership or operation of the Seller Licenses by Purchaser and its Affiliates on or after the Closing Date, or (ii) all Liabilities arising out of, in connection with or relating to any Assigned Specified Lease on or after the Closing Date.
Section 8.3	Limitations
(a)Seller shall not be liable for any inaccuracy of representations or warranties pursuant to Section 8.2(a)(i) unless the aggregate amount of all Losses of the Purchaser Indemnified Parties for all such inaccuracies exceeds $10,000,000 (the “Deductible Amount”), in which case Seller shall be liable for all such Losses, including the Deductible Amount.
(b)The maximum aggregate liability or recovery of all Seller Indemnified Parties from Purchaser under this ARTICLE 8 or otherwise pursuant to this Agreement shall not exceed an amount equal to the Purchase Price actually received by Seller. The maximum aggregate liability or recovery of all Purchaser Indemnified Parties from Seller under this ARTICLE 8 or otherwise pursuant to this Agreement shall not exceed an amount equal to the Purchase Price actually received by Seller.
(c)The amount of any Losses for which an Indemnified Party claims indemnification under this Agreement shall be reduced by: (i) any insurance proceeds actually received by the Indemnified Party with respect to such Losses, and (ii) any indemnification or reimbursement payments actually received by the Indemnified Party from third parties (other than insurers) with respect to such Losses.
Section 8.4	Indemnification Procedures
(a)An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Claim. Such notification shall be given within thirty days after receipt by the Indemnified Party of notice of such Third Party Claim, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Claim and the amount of damages claimed therein (if specified); provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except and only to the extent that the Indemnifying Party is actually prejudiced by such delay or failure. Within twenty days after delivery of such notification, the Indemnifying Party shall have the right to, upon written notice thereof to the Indemnified Party, assume control of and conduct, at the Indemnifying Party’s sole cost and expense, the defense of such Third Party Claim (with counsel of national standing reasonably satisfactory to the Indemnified Party); provided, that (i) as a condition precedent to the Indemnifying Party’s right to assume and conduct such defense, within fifteen days after the Indemnified Party has given notice of such Third Party Claim, (A) the Indemnifying Party must notify the Indemnified Party in writing that the Indemnifying Party shall undertake the defense of such Third Party Claim and (B) the Indemnifying Party must agree in writing with the Indemnified Party to unconditionally indemnify the Indemnified Party from and against all such Losses that the Indemnified Party may suffer or incur or to which the Indemnified Party may otherwise become subject and which arise from or as a result of or are connected with such Claim, and (ii) the Indemnifying Party may not assume control of the defense of, or conduct the defense of, any Claim to the extent such Claim constitutes a Third Party Claim (A) involving any criminal or quasi-criminal Proceeding, action, indictment, allegation or investigation or seeking to impose any criminal penalty, fine or other sanction, (B) made by any Governmental Authority or to which any Governmental Authority is a named party, (C) in which relief other than monetary Losses is sought, including any injunctive or other equitable relief, (D) which, if adversely determined, would reasonably be expected, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice materially adverse to the continuing business interests or prospects of the Indemnified Party or its Affiliates, or (E) that could, in the good faith judgment of the Indemnified Party, reasonably be expected to result in Losses in excess of the maximum liability of Seller or Purchaser, as applicable under this ARTICLE 8.
(b)If the Indemnifying Party does not so assume or does not have the right to so assume control of the defense of a Third Party Claim, the Indemnified Party shall control such defense. The Non-Controlling Party may participate in such defense, and may hire separate counsel at its own expense. The Controlling Party shall keep the Non-Controlling Party reasonably advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third Party Claim, including by (i) furnishing and, upon request, procuring the attendance of potential witnesses for interview, preparation, submission of witness statements and the giving of evidence at any related hearing, (ii) promptly furnishing documentary evidence to the extent available to it or its Affiliates, and (iii) providing access to any other relevant party, including any Representatives of the Non-Controlling Party as reasonably needed. Notwithstanding the foregoing, the fees and expenses of counsel to the Indemnified Party with respect to a Third Party Claim shall be considered Losses for purposes of this Agreement only if (A) the Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying

Party inappropriate or (B) the Indemnifying Party shall have authorized in writing the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), unless the relief consists solely of money Losses to be paid by the Indemnifying Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).
(c)In order to seek indemnification under this ARTICLE 8, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.
(d)Within twenty days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”), in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive the part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount (whereupon the Indemnifying Party and the Indemnified Party agree that the dispute shall be resolved in accordance with Section 9.8).
Section 8.5	Treatment of Payments

Any payment made pursuant to the indemnification obligations arising under Section 8.2 shall be treated as an adjustment to the Purchase Price to the extent permitted under applicable law.

Section 8.6Effect of Investigation.

Subject to Section 5.9, the representations, warranties, covenants and agreements of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or that any such covenant or agreement is, was or might have been breached or not fulfilled or by reason of the Indemnified Party’s waiver of any condition set forth in Section 6.1 or Section 6.2, as applicable.

Section 8.7	Exclusive Remedy

Following the Closing, the Parties acknowledge and agree that the indemnification rights of the Parties and their Affiliates under this ARTICLE 8 are their exclusive remedy with respect to any and all claims arising out of or in relation to this Agreement and the Transaction Documents, provided that the foregoing shall not limit any Party’s rights to specific performance or injunctive relief or any Party’s rights or remedies based on fraud.

ARTICLE 9
MISCELLANEOUS
Section 9.1	Assignment
(a)Subject to Section 9.1(b), this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns. Other than as set forth in Section 9.1(b) and Section 9.1(c) below, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of Purchaser, in the case of assignment by Seller, and of Seller, in the case of any assignment by Purchaser.
(b)Purchaser may assign its rights, interest or obligations under this Agreement to any of its direct or indirect Subsidiaries, provided that (i) no such assignment shall relieve the Purchaser of its obligations to Seller hereunder, (ii) the assignment will not result in any incremental taxes or other costs or expenses for which Seller or any of its Affiliates would be responsible, provided that with respect to clause (ii), Seller’s or such Affiliate’s remedy shall be a reimbursement of such costs and expenses, and (iii) the representations and warranties of Purchaser in Section 4.6 shall be true and correct in all respects with respect to such assignee. The term “Purchaser” as used herein shall be deemed to include any and all of Purchaser’s permitted successors or assigns, in addition to DISH Network Corporation.
(c)Seller may assign its rights, interest or obligations under this Agreement to any of its direct or indirect Subsidiaries, provided that (i) no such assignment shall relieve Seller of its obligations to Purchaser hereunder and (ii) the assignment will not result in any incremental taxes or other costs or expenses for which Purchaser or any of its Affiliates would be responsible, provided that with respect to clause (ii), Purchaser’s or such Affiliate’s remedy shall be a reimbursement of such costs and expenses.
Section 9.2	Further Assurances

Each Party agrees to use reasonable best efforts to cooperate with the other Party and to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other instruments, in each case as may be required to consummate the transactions contemplated hereunder. Notwithstanding anything to the contrary in this Agreement, no requirement to use “reasonable best efforts” under this Agreement shall require a Party or its Subsidiaries to pay any consent or similar fees to a Third Party or to agree to any adverse amendment to any contract or any concession with a Third Party.

Section 9.3	Entire Agreement; Amendment
(a)This Agreement, including its Schedules and Exhibits, which are specifically incorporated herein, sets forth the entire understanding of the Parties hereto with respect to the transactions contemplated hereby and supersedes any and all previous agreements and understandings, oral or written, between or among the Parties regarding the transactions contemplated hereby.

(b)This Agreement shall not be amended, modified or supplemented except by written instrument duly executed by both Parties.
Section 9.4	Waiver

No waiver of any term or provision of this Agreement shall be effective unless in writing, signed by the Party against whom enforcement of the same is sought. The grant of a waiver in one instance does not constitute a continuing waiver in all similar instances. No failure or delay in exercising any right, remedy, power or privilege under this Agreement or the documents referred to in this Agreement shall be deemed to or shall constitute a waiver of such right, remedy, power or privilege, and no single or partial exercise of any such right, remedy power, or privilege shall be deemed to or shall preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege hereof.

Section 9.5	Notices

All notices and other communications required or permitted hereunder shall be in writing and given as follows:

If to Purchaser, to:

DISH Network Corporation

9601 S. Meridian Boulevard

Englewood, CO 80112

Attn: General Counsel

Email: [***]

with a required copy (which shall not itself constitute proper notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attn: Scott Miller and Scott Crofton

Email: [***]

If to Seller, to:

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Attention: Dave Miller

Email: [***]

with a required copy (which shall not itself constitute proper notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York  10022

Attention: David Allinson, Josh Dubofsky, Tom Malone

Email: [***]

or to such other address or facsimile number as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice or other communication shall be deemed to have been duly given or made: (i) upon receipt if delivered personally, (ii) upon confirmation of successful transmission if sent by facsimile transmission (which confirmation shall be sufficient if shown on the journal produced by the facsimile machine used for such transmission), (iii) upon receipt of an electronic transmission, upon confirmation of such receipt in writing (which may be via email) by the recipient thereof, (iv) three Business Days after deposit in the mail, if sent by registered or certified mail, postage prepaid, or (v) on the next Business Day after deposit with an overnight courier, if sent by overnight courier.

Section 9.6Governing Law.

This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 9.7Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

Section 9.8Submission to Jurisdiction.

Any lawsuit, arbitration, claim, action, hearing, suit, investigation, demand, administrative or regulatory challenge or proceeding (“Proceedings”) based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought exclusively in the federal courts located in the State of New York, and, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York located therein, provided, however, that if such federal courts have finally determined that they do not have jurisdiction over such Proceeding, such Proceeding shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York, and, in each case, appellate courts therefrom. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Proceedings, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceedings shall be heard and determined only in any such court, and agrees not to bring any Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby in any other court (including state court prior to the time that a final determination of non-jurisdiction has occurred). Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 9.8.

Section 9.9	Specific Performance

The Parties acknowledge that, in view of the uniqueness of the transactions contemplated by this Agreement, each of Seller and Purchaser would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that, in addition to all other remedies available at law or in equity, the other Party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable). Each of Seller and Purchaser agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding the foregoing or any other provision of this Agreement or any Transaction Document, the Parties acknowledge and agree that Seller shall have no right to seek a remedy of specific performance prior to the Closing, and in the event that Purchaser fails to consummate the transactions contemplated hereunder when required by this Agreement or otherwise breaches its obligations hereunder prior to the Closing, then payment by Purchaser to Seller of the Termination Fee (when due and payable as provided in Section 7.1(c)) shall be the sole and exclusive remedy of Seller.

Section 9.10	Bulk Transfer Laws

Purchaser hereby waives compliance by Seller and its Affiliates with the provisions of any bulk sales, bulk transfer or other similar Laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

Section 9.11	No Benefit to Others

The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties hereto and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other Persons.

Section 9.12	Headings, Gender, “Person,” and “including”

All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise specified, any reference herein to a Section, Article, Schedule or Exhibit shall be a reference to such Section or Article of, or Schedule or Exhibit to, this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a “Person” herein shall include an individual, firm, corporation, partnership, limited liability company, trust, governmental authority or body, association, unincorporated organization or any other entity. Whenever used in this Agreement, the word “including,” and variations thereof, even when not modified by the phrase “but not limited to” or “without limitation,” shall not be construed to imply any limitation and shall mean “including but not limited to.”

Section 9.13	Severability

Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Moreover, the Parties agree that any such invalid or unenforceable provision shall be enforced to the maximum extent permitted by law in accordance with the intention of the Parties as expressed by such provision.

Section 9.14	Counterparts, Facsimile and Electronic Signatures

This Agreement may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the Parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. The Parties intend to sign and deliver this Agreement by facsimile transmission or by electronic transmission in PDF format. Each Party agrees that the delivery of this Agreement by facsimile or PDF shall have the same force and effect as delivery of original signatures and that each Party may use such facsimile or PDF signatures as evidence of the execution and delivery of this Agreement by all Parties to the same extent that an original signature could be used.

Section 9.15	Expenses

Except as otherwise provided in this Agreement or the Asset Purchase Agreement, including Section 14.1 thereof, each Party shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby. This Section shall survive termination of this Agreement, and shall apply irrespective of whether the Closing occurs, except as provided in Section 7.1(b).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

T-MOBILE USA, INC.DISH NETWORK CORPORATION

By: /s/ G. Michael Sievert______________ By: /s/ John Swieringa______________
Name:G. Michael SievertName:John Swieringa
Title: Chief Executive Officer & PresidentTitle: Chief Operating Officer, EVP and Group President, Retail Wireless

[Signature Page to License Purchase Agreement]